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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2015

SILVER FALCON MINING, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53765	26-1266967
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

1001 3rd Ave., W., Bradenton, Florida 34205

 (Address of principal executive offices) (Zip Code)

(941) 761-7819

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Section 8 – Other Events

Item 8.01 Other Events.

Sale of Property

On January 15, 2015, the Sheriff of Owyhee County, Idaho, held a public auction of Silver Falcon Mining, Inc.’s (the “Registrant”) 20 acre parcel of real property in Owyhee County, Idaho on which its Diamond Creek Mill is located. The sale was held to execute on a Writ of Execution obtained by Drake Mechanical, Inc. (“Drake”) and Benchmark Electric, Inc. (“Benchmark”) for indebtedness of $44,278.85 and $53,475.00, respectively.  Benchmark and Drake were the winning bidders at the auction.  Under Idaho law, the Registrant has a six month right of redemption to reacquire the property by payment to Benchmark and Drake of the purchase price at the auction plus (i) interest at the legal rate in Idaho from the date of sale to the date of redemption, and (ii) the amount of any assessment or taxes paid by the purchasers which are not included in their judgment.

Letter of Intent for Financing

On January 20, 2015, the Registrant executed a non-binding letter of intent to obtain debt financing of between $20 million and $40 million.  The proceeds will be used to finance the settlement of the Registrant’s liabilities, and provide funds for the completion of the smelter and leaching facility, as well as exploration of the Registrant’s interests on War Eagle Mountain.  The investment will be in the form of a loan with a term of at least ten years, with interest at a rate still to be negotiated, and secured by all of the assets of the Registrant.  The completion of the investment is subject to, among other things, the completion of due diligence on the Registrant by Eagle, the preparation of execution of definitive documentation, and the Registrant’s settlement of certain liabilities on terms acceptable to Eagle. The investment is further subject to Eagle raising capital to fund the investment.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SILVER FALCON MINING, INC.
Date: January 21, 2015	/s/ Pierre Quilliam
By: Pierre Quilliam, Chief Executive Officer